Prospectus Supplement No. 2 (to Prospectus dated August 26, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-297598
Aetherion Technologies Inc.
This prospectus supplement updates, amends and supplements the prospectus dated August 26, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-297598). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K filed with the U.S. Securities and Exchange Commission on October 16, 2026, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our common shares are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “WPRT” and on the Toronto Stock Exchange (“TSX”) under the trading symbol “WPRT.” On October 15, 2026, the last reported sale price of our common shares on the Nasdaq was $1.82 per share and on the TSX was C$2.54 per share.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 16, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE
SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number: 001-34152

AETHERION TECHNOLOGIES INC.
(Translation of registrant's name into English)

1691 West 75th Avenue, Vancouver, British Columbia, Canada, V6P 6P2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ X ] Form 40-F [ ]

CONTENTS

On October 14, 2026, Westport Fuel Systems Inc. (“Westport" or the “company”) changed its name to Aetherion Technologies Inc. (“Aetherion”). The company expects its common shares to begin trading as Aetherion Technologies Inc. on the Toronto Stock Exchange and Nasdaq on or about October 23, 2026, under the ticker symbols AETR, respectively, subject to final exchange approvals. Until such time, trading will continue under the ticker symbol WPRT. The company’s CUSIP and ISIN numbers will change in connection with the name change.

INCORPORATION BY REFERENCE

This report on Form 6-K, including exhibits 99.1 and 99.2 hereto, is hereby incorporated by reference into the registrants's Registration Statement on Form F-3 (File No.333-289669) and the Registration Statements on Form S-8 (Registration Nos. 333-248912, 333-211726 and 333-168847).

EXHIBIT INDEX

Exhibit No.	Description
99.1	Articles and Certificate of Amendment dated October 14, 2026
99.2	Notice of Change in Corporate Structure dated October 15, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetherion Technologies Inc.
(Registrant)

Date: October 16, 2026	/s/ Elizabeth Owens
Elizabeth Owens
Chief Financial Officer

CORPORATE ACCESS NUMBER: 206475261 BUSINESS CORPORATIONS ACT CERTIFICATE OF AMENDMENT WESTPORT FUEL SYSTEMS INC. CHANGED ITS NAME TO AETHERION TECHNOLOGIES INC. ON 2026/10/14.

BUSINESS CORPORATIONS ACT Alberta ARTICLES OF AMENDMENT 1. Name of Corporation 2. Corporate Access Number WESTPORT FUEL SYSTEMS INC. 206475261 3. Pursuant to subsection 173(1)(a) of the Business Corporations Act (Alberta), the Articles of the Corporation be amended by changing the name of the Corporation from Westport Fuel Systems Inc. to AETHERION TECHNOLOGIES INC. 4. DATE SIGNATURE TITLE Chief Financial Officer OCTOBER 14, 2026 October 14, 2026 (signed) "Elizabeth Owens"

NOTICE OF CHANGE IN CORPORATE STRUCTURE Pursuant to Section 4.9 of National Instrument 51-102 Item 1 Names of the Parties to the Transaction Aetherion Technologies Inc. (formerly Westport Fuel Systems Inc.) (the "Company") Item 2 Description of the Transaction On October 14, 2026, the Company changed its name from "Westport Fuel Systems Inc." to "Aetherion Technologies Inc.". Item 3 Effective Date of the Transaction October 14, 2026. Item 4 Names of each party, if any, that ceased to be a Reporting Issuer subsequent to the Transaction and of each Continuing Entity Not applicable. Item 5 Date of the Issuer’s First Financial Year-End Subsequent to the Transaction Not applicable. Item 6 Periods, including comparative periods, if any, of the Interim Financial Reports and the Annual Financial Statements Required to be Filed for the Reporting Issuer’s First Financial Year Subsequent to the Transaction Not applicable. Item 7 Documents filed under NI 51-102 that describe the Transaction The following documents describing the name change were filed on SEDAR+ under the Company's issuer profile at www.sedarplus.ca: (a) News release dated October 15, 2026; and (b) Articles and Certificate of Amendment dated October 14, 2026. Item 8 Date of Notice October 15, 2026.